EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:	Thomas Stienessen
Chief Executive Officer
(507) 387-2265

NORTHERN STAR FINANCIAL, INC. REPORTS

THIRD QUARTER RESULTS

MANKATO, Minnesota (May 13, 2004) - Northern Star Financial, Inc. (NASDAQ/OTC BB: “NSBK”) today announced results for the Company and its wholly owned subsidiary Northern Star Bank for the third quarter of the fiscal year ending June 30, 2004.

Northern Star Financial, Inc., the parent company of Northern Star Bank, reported a net loss of  $18,041 (a basic loss of $0.03 per share) in the third quarter ended March 31, 2004 compared with a net profit of $43,429 (a basic profit of $0.09 per share) in the third quarter of fiscal year 2003.  Northern Star Bank reported a net profit of $62,160 for the quarter and $259,459 for the nine-month period ending March 31, 2004.

Northern Star Bank reported total assets of $51.5 million at March 31, 2004 and loan receivables net of allowance for loan losses were $34.9 million.   The Bank’s Allowance for Loan Losses stood at 1.81% of total loans outstanding as of March 31, 2004. At March 31, 2004 the Bank’s Tier I and Leverage capital ratios were 10.82% and 8.58% which surpassed regulatory requirements of 6% and 5% respectively to be considered “Well Capitalized” under regulations administered by the FDIC.  In addition, Northern Star Bank’s total capital ratio was 12.07%, an amount in excess of the current regulatory capital requirement of 10% for well capitalized banks.

The Company also reported the favorable conclusion of two and one-half years of litigation that arose out of the personal financial affairs of former bank and company director, Frank Gazzola. Commenting on the announcement, Thomas Stienessen, Chief Executive Officer of Northern Star Financial, Inc. said, “This has been a process that has consumed a significant amount of our time and financial resources. The challenges we faced would have been much more difficult without a favorable economy and the support of our customers and shareholders.”  Stienessen reported that the bank had not yet liquidated all of the collateral it had acquired in its loans to its former director indicating that he expected that effort could take a year or possible more to complete.   Stienessen concluded his comments by saying that he welcomed the opportunity to re-direct all of the company’s resources to the process of growing the organization and the value of our shareholder’s investment.

Northern Star Financial operates Northern Star Bank, a community bank located in Minnesota. The Bank operates two full-service offices that are located in Mankato and St. Cloud, Minnesota.

The following table summarizes certain historical financial data of Northern Star Financial, Inc. and its subsidiary on a consolidated basis as of and for the three and nine months ended March 31, 2004 and 2003.

	For the Three Months Ended March 31,		As of and for the Nine Months Ended March 31,
	2004	2003	2004	2003
Statement of Income:
Interest income	$739,959	$694,204	$2,144,667	$2,142,750
Interest expense	273,433	341,303	876,678	1,117,122
Net interest income	466,526	352,901	1,267,989	1,025,628
Provision for loan losses	—	34,900	16,605	63,600
Other non-interest income	148,492	265,269	551,752	738,110
Non-interest expense	633,059	539,841	1,851,274	1,700,580
Income (loss) before income tax expense	(18,041)	43,429	(48,138)	(442)
Income tax expense (benefit)	—	—	—	—
Net income (loss)	$(18,041)	$43,429	$(48,138)	$(442)
Balance Sheet:
Assets			$51,543,666	$49,995,985
Allowance for loan losses			$644,780	$718,045
Deposits			$42,797,906	$40,937,680
Shareholders’ equity			$2,114,582	$2,099,289

Per Share Data:
Net income (loss) - basic	$(0.03)	$0.09	$(0.09)	$(0.00)
Net income (loss) - diluted	$(0.03)	$0.09	$(0.09)	$(0.00)
Book value			3.72	4.11

Other Data
Average shares outstanding - basic	568,506	498,439	551,902	488,681
Average shares outstanding - diluted	568,506	498,439	551,902	488,681

THIS PRESS RELEASE CONTAINS FORWARD-LOOKING INFORMATION AND ACTUAL RESULTS MAY DIFFER.

Statements that Northern Star Financial may publish, including those in this announcement that are not strictly historical, are “forward-looking” statements made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are inherently unreliable and actual results may vary. Factors which could cause actual results to differ from these forward-looking statements include changes in the competitive marketplace, changes in the interest rate environment, economic conditions, outcome of pending litigation, risks associated with credit quality and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.